FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC. REPORTS
FIRST QUARTER 2014 RESULTS

- - Solid Earnings Growth Despite Currency Headwinds- -

COLUMBUS, Ohio, USA - May 8, 2014 - Mettler-Toledo International Inc. (NYSE: MTD) today announced first quarter results for 2014. Provided below are the highlights:

•	Sales in local currency increased by 4% in the quarter compared with the prior year. Reported sales increased 5% which included a 1% benefit due to currency.

•
Net earnings per diluted share as reported (EPS) were $1.93, compared with $1.69 in the first quarter of 2013. Adjusted EPS was $2.00, an increase of 9% over the prior-year amount of $1.84. Adjusted EPS is a non-GAAP measure and excludes purchased intangible amortization, discrete tax items, restructuring charges and other one-time items. A reconciliation to EPS is provided on the last page of the attached schedules.

First Quarter Results

Olivier Filliol, President and Chief Executive Officer, stated, “Demand was very good in Europe, and growth in the Americas was solid. In China, our sales performance improved, but it has not yet resulted in year over year sales growth. In other regions of Asia / Rest of the World, growth was good. Despite currency headwinds, we generated solid EPS growth as we continue to benefit from our various margin and cost control initiatives.”

EPS in the quarter was $1.93, compared with the prior-year amount of $1.69. Adjusted EPS was $2.00, an increase of 9% over the prior-year amount of $1.84.

Sales were $550.6 million, a 4% increase in local currency sales, compared with $524.4 million in the prior-year quarter. Reported sales increased 5%, and included a 1% benefit due to currency in the quarter. By region, local currency sales increased 9% in Europe, 3% in the Americas and 1% in Asia / Rest of World as compared to the prior year. Adjusted operating income amounted to $91.0 million, a 6% increase from the prior-year amount of $85.4 million. Adjusted operating income is a non-GAAP measure, and a reconciliation to earnings before taxes is provided in the attached schedules.

Cash flow from operations was $42.8 million, compared with $23.7 million in the prior-year quarter.

Outlook

The Company updated its outlook for 2014 and noted that uncertainty in demand in some markets makes forecasting challenging. Based on today’s assessment, management anticipates that local currency sales growth in 2014 will be approximately 4% and Adjusted EPS in the range of $11.45 to $11.60, an increase of 8% to 10%. This compares to previous guidance of Adjusted EPS in the range of $11.40 to $11.60.

The Company stated that based on its assessment of market conditions today, management anticipates local currency sales growth in the second quarter of 2014 will be in the range of 3% to 4%. This sales growth will result in Adjusted EPS in the range of $2.50 to $2.55, an increase of 6% to 9%.

Adjusted EPS excludes purchased intangible amortization, discrete tax items, restructuring charges and other one-time items. While the Company has provided an outlook for Adjusted EPS, it has not provided an outlook for EPS as it would require an estimate of non-recurring items, which are not yet known.

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Conclusion

Filliol concluded, “We have become more optimistic for the developed world as market conditions appear to be improving. In the short term, conditions will remain challenging in emerging markets, particularly in China, although we expect that these regions will regain momentum and again become an important contributor to growth. Globally we are capitalizing on our sales and marketing programs and new product launches. We are focused on execution and are convinced we can continue to enhance our market position.”

Other Matters

The Company will host a conference call to discuss its quarterly results today (Thursday May 8) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.

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METTLER-TOLEDO INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands except share data) (unaudited)

	Three months ended			Three months ended
	March 31, 2014		% of sales	March 31, 2013	% of sales

Net sales	$550,621	(a)	100.0	$524,355	100.0
Cost of sales	257,980		46.9	245,197	46.8
Gross profit	292,641		53.1	279,158	53.2

Research and development	29,497		5.4	27,700	5.3
Selling, general and administrative	172,191		31.3	166,025	31.7
Amortization	7,094		1.3	5,122	1.0
Interest expense	5,666		1.0	5,400	1.0
Restructuring charges	1,492		0.3	5,002	1.0
Other charges (income), net	317		—	773	—
Earnings before taxes	76,384		13.8	69,136	13.2

Provision for taxes	18,333		3.3	16,592	3.2
Net earnings	$58,051		10.5	$52,544	10.0

Basic earnings per common share:
Net earnings	$1.98			$1.73
Weighted average number of common shares	29,370,232			30,299,569

Diluted earnings per common share:
Net earnings	$1.93			$1.69
Weighted average number of common
and common equivalent shares	30,088,245			31,101,979

Note:
(a) Local currency sales increased 4% as compared to the same period in 2013.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Three months ended			Three months ended
	March 31, 2014		% of sales	March 31, 2013	% of sales

Earnings before taxes	$76,384			$69,136
Amortization	7,094			5,122
Interest expense	5,666			5,400
Restructuring charges	1,492			5,002
Other charges (income), net	317			773
Adjusted operating income	$90,953	(b)	16.5	$85,433	16.3

Note:
(b) Adjusted operating income increased 6% as compared to the same period in 2013.

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METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED BALANCE SHEETS (amounts in thousands) (unaudited)

	March 31, 2014	December 31, 2013

Cash and cash equivalents	$115,804	$111,874
Accounts receivable, net	425,161	466,703
Inventories	224,420	210,414
Other current assets and prepaid expenses	124,720	124,996
Total current assets	890,105	913,987

Property, plant and equipment, net	517,686	514,438
Goodwill and other intangible assets, net	569,861	570,260
Other non-current assets	157,485	154,134
Total assets	$2,135,137	$2,152,819

Short-term borrowings and maturities of long-term debt	$16,255	$17,067
Trade accounts payable	119,128	145,993
Accrued and other current liabilities	373,812	401,128
Total current liabilities	509,195	564,188

Long-term debt	449,582	395,960
Other non-current liabilities	252,756	257,619
Total liabilities	1,211,533	1,217,767

Shareholders’ equity	923,604	935,052
Total liabilities and shareholders’ equity	$2,135,137	$2,152,819

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METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (amounts in thousands) (unaudited)

	Three months ended
	March 31,
	2014	2013
Cash flow from operating activities:
Net earnings	$58,051	$52,544
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	8,420	8,881
Amortization	7,094	5,122
Deferred tax provision	(695)	(3,354)
Excess tax benefits from share-based payment arrangements	(4,495)	(256)
Other	3,238	2,831
Decrease in cash resulting from changes in
operating assets and liabilities	(28,768)	(42,096)
Net cash provided by operating activities	42,845	23,672

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	189	36
Purchase of property, plant and equipment	(16,716)	(19,018)
Acquisition	(391)	—
Net cash used in investing activities	(16,918)	(18,982)

Cash flows from financing activities:
Proceeds from borrowings	145,879	141,959
Repayments of borrowings	(93,229)	(89,334)
Proceeds from exercise of stock options	3,450	7,069
Excess tax benefits from share-based payment arrangements	4,495	256
Repurchases of common stock	(82,498)	(72,300)
Other financing activities	(235)	(483)
Net cash used in financing activities	(22,138)	(12,833)

Effect of exchange rate changes on cash and cash equivalents	141	(350)

Net decrease in cash and cash equivalents	3,930	(8,493)
Cash and cash equivalents:
Beginning of period	111,874	101,702
End of period	$115,804	$93,209

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

Net cash provided by operating activities	$42,845	$23,672
Excess tax benefits from share-based payment arrangements	4,495	256
Payments in respect of restructuring activities	3,141	4,646
Proceeds from sale of property, plant and equipment	189	36
Purchase of property, plant and equipment	(16,716)	(19,018)
Free cash flow	$33,954	$9,592

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METTLER-TOLEDO INTERNATIONAL INC. OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

	Europe		Americas		Asia/RoW	Total

U.S. Dollar Sales Growth
Three Months Ended March 31, 2014	12%		2%		—%	5%

Local Currency Sales Growth
Three Months Ended March 31, 2014	9%		3%		1%	4%

RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

	Three months ended
	March 31,
	2014		2013		% Growth

EPS as reported, diluted	$1.93		$1.69		14%

Restructuring charges, net of tax	0.04	(a)	0.12	(a)
Purchased intangible amortization, net of tax	0.03	(b)	0.03	(b)

Adjusted EPS, diluted	$2.00		$1.84		9%

Notes:
(a)
Represents the EPS impact of restructuring charges of $1.5 million ($1.1 million after tax) and $5.0 million ($3.8 million after tax) for the three months ended March 31, 2014 and 2013, respectively, which primarily include severance costs.

(b)	Represents the EPS impact of purchased intangibles amortization, net of tax, of $0.9 million for both the three month periods ended March 31, 2014 and 2013.

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